Exhibit 10.5

CHANGE OF CONTROL

EMPLOYMENT AGREEMENT

This Agreement, by and between Electronic Data Systems Corporation, a Delaware Corporation, its successors and assigns ("Company"), and Charles S. Feld ("Executive"), which supersedes and replaces all Change of Control Employment Agreements previously executed between Company and Executive (which previous Agreements Executive acknowledges are of no further force or effect), is dated as of the date executed by Executive as indicated on the last page of this Agreement ("Agreement").

The Compensation and Benefit Committee of the Company's Board of Directors, on behalf of the Board of Directors of the Company ("Board"), has determined it is in the best interests of the Company and its shareholders to assure the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control. The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control.  Therefore, in order to accomplish these objectives, the Compensation and Benefit Committee of the Board has caused the Company to enter into this Agreement.

The parties hereby agree as follows:

1.  Effect of Agreement.

Unless and until there occurs, during the Term of this Agreement, a Change of Control or a termination or resignation of Executive's employment in anticipation of a Change of Control as contemplated by Section 3, this Agreement shall have no effect and shall not provide any rights or benefits to Executive.  Similarly, unless and until there occurs, during the Term of this Agreement, a Change of Control or a termination or resignation of Executive's employment in anticipation of a Change of Control as contemplated by Section 3, and unless contrary to applicable law or the terms of a written contract executed by and/or approved by the Chief Executive Officer of the Company, employment with the Company remains of an indefinite term and may be ended, with or without cause, at any time by either Executive or the Company, with or without previous notice.

2.  Terms of Employment.

This Section 2 sets forth the terms and conditions on which the Company agrees to employ Executive during the period (the "Protected Period") beginning on the first day during the Term of this Agreement on which a Change of Control occurs and ending on the second anniversary of that date, or such earlier date as Executive's employment terminates as contemplated by Section 3.

(A)  Position and Duties.

(1) During the Protected Period, Executive's services shall be performed at the office where Executive was employed immediately preceding the date of the Change of Control or any office or location less than 50 miles from such office, unless Executive is on international assignment on the date of the Change of Control and is relocated as a result of Executive's being repatriated pursuant to the terms of Executive's international assignment agreement as in effect before the date of the Change of Control.

(2) During the Protected Period, Executive agrees to devote reasonable attention and time during normal business hours (except when on authorized vacation, holidays or sick leave) to the business and affairs of the Company, and, to the extent necessary to discharge the responsibilities assigned to Executive, to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities; provided, that Executive may (A) contingent upon obtaining all required approvals, serve on corporate, civic or charitable boards and committees, (B) fulfill speaking engagements, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive's responsibilities as an employee of the Company; and provided, further, that to the extent that any such activities have been conducted by Executive before the date of the Change of Control, the continued conduct of such activities after the date of the Change of Control shall not be deemed to significantly interfere with the performance of Executive's responsibilities to the Company.

(B)  Compensation.

(1) Base Salary. During the Protected Period, Executive shall continue to receive the same annual base salary Executive was receiving immediately preceding the date of the Change of Control. Executive shall be paid at such intervals as the Company pays executive salaries generally. During the Protected Period, Executive's annual base salary shall be reviewed for possible increase at least annually, beginning no more than 12 months after the last such annual review prior to the date of the Change of Control.

(2) Incentive Compensation.  Executive shall remain eligible to receive the same annual target bonus (as a percentage of base salary) and other forms of short-term incentive compensation.  In addition, during the Protected Period, Executive shall remain eligible to participate in all long-term, stock-based and other incentive plans, practices, policies and programs generally applicable to peer executives of the Company.

(3) Savings and Retirement Plans. During the Protected Period, Executive shall remain eligible to participate in the savings and retirement plans, practices, policies and programs generally applicable to peer executives of the Company. Without limiting the generality of the foregoing, Executive shall continue to participate in the EDS Supplemental Executive Retirement Plan.

(4) Welfare Benefit Plans. During the Protected Period, Executive and/or Executive's eligible dependents, as the case may be, shall remain eligible to participate in and receive benefits under welfare benefit plans, practices, policies and programs provided by the Company (including without limitation medical, prescription drug, dental, vision, disability, life insurance, accidental death and dismemberment, and travel accident insurance plans and programs) to the extent generally applicable to peer executives of the Company.

(5) Expenses. During the Protected Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company to the extent generally applicable to peer executives of the Company.

(6) Fringe Benefits. During the Protected Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company to the extent generally applicable to peer executives of the Company.

(7) Vacation. During the Protected Period, Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect for Executive immediately preceding the date of the Change of Control.

3. Termination of Employment.

(A) By the Company. The Company may terminate Executive's employment during the Protected Period for Cause or without Cause.

(B) By Executive. Executive may terminate employment during the Protected Period for Good Reason or without Good Reason.

(C) Termination or Resignation In Anticipation of a Change of Control.

(1)  Termination In Anticipation of a Change of Control.  Despite anything in this Agreement to the contrary, if (a) a Change of Control occurs, (b) Executive's employment with the Company is terminated by the Company before the Change of Control occurs in a manner and under circumstances that would be considered a termination by the Company without

Cause if it had occurred during the Protected Period, and (c) the Company cannot reasonably demonstrate such termination of employment was not at the request of a third party that had taken steps reasonably calculated to effect the Change of Control or otherwise did not arise in connection with or in anticipation of the Change of Control, then such termination shall be treated for all purposes of this Agreement as a termination by the Company without Cause during the Protected Period, which will entitle Executive to receive, on the later of such Change of Control or such termination, the unconveyed payments and benefits described in Section 4 (Obligations of the Company upon Termination).

(2)  Resignation In Anticipation of a Change of Control.  Despite anything in this Agreement to the contrary, if: (a) a Change of Control occurs, (b) Executive resigns for Good Reason either prior to or within 30 days following a Change of Control on the basis that events occurring prior to the Change of Control would have enabled him to terminate his employment for Good Reason had such events occurred during the Protected Period, and (c) the Company cannot reasonably demonstrate the events occurring prior to the Change of Control, that would have enabled him to terminate his employment for Good Reason had such events occurred during the Protected Period, were not taken at the request of a third party that had taken steps reasonably calculated to effect the Change of Control or otherwise did not arise in connection with or in anticipation of the Change of Control (e.g., Executive's role is reduced three months prior to a Change of Control, but the Company cannot reasonably demonstrate that such reduction in role was not at the request of an acquiring entity or was otherwise unrelated to an anticipated Change of Control), then such resignation shall be treated for all purposes of this Agreement as a resignation for Good Reason during the Protected Period, which will entitle Executive to receive, on the later of such Change of Control or such resignation, the unconveyed payments and benefits described in Section 4 (Obligations of the Company upon Termination).

4.  Obligations of the Company upon Termination.

(A)  If, during the Protected Period, the Company involuntarily terminates Executive's employment other than for Cause (excluding termination for death or Disability) or Executive voluntarily terminates employment for Good Reason and Executive executes a separation agreement substantially in the form attached hereto as Exhibit "A" within 45 days after the Date of Termination (hereinafter "Separation Agreement") (which will include amongst its other terms an agreement by Executive to release and/or waive any and all existing claims he/she may have against the Company) that becomes effective and binding:

(1) the Company shall pay to Executive, the following:

(a) a lump sum payment, within 5 days after the Date of Termination, equal to Executive's accrued, but unpaid base salary through the Date of Termination, less all applicable deductions;

(b) a lump sum payment, within 53 days after the Date of Termination, equivalent to 2.99 times Executive's final annual base salary, less all applicable deductions;

(c) a lump sum payment, within 53 days after the Date of Termination, equivalent to 2.99 times Executive's annual performance bonus target as approved by the Compensation and Benefits Committee of EDS' Board of Directors for the year in which he/she is terminated, less all applicable deductions;

(d) excluding any deferred stock units as well as any performance based restricted stock units, all restricted stock units and/or stock options awarded to Executive that remain unvested on the Date of Termination shall immediately vest and shall immediately be freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law), and all such restricted stock units shall be issued within 53 days after the Date of Termination, and with regard to all stock options, other than those stock options awarded to Executive on January 9, 2004, as part of the acquisition of The Feld Group, Inc., the period during which Executive may exercise such options shall be extended through the earlier of (i) one (1) year from the Date of Termination, (ii) the latest expiration date of the original applicable stock option award or (iii) the tenth anniversary of the original date of grant of the applicable stock option award.  With respect to those stock options awarded to Executive as part of the acquisition of The Feld Group, Inc., the period during which Executive may exercise such options shall be extended through the earlier of (x) the latest expiration date of the original applicable stock option award (as may be subsequently amended) or (y) the tenth anniversary of the original date of grant of the applicable stock option award;

(e) with regard to any performance based restricted stock units[1] awarded to Executive that remain unvested on the Date of Termination, the Target Award of such grants (as defined in the applicable award agreement(s)) shall immediately vest, shall immediately be freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law) and shall (in reliance on the provision in Treasury Regulation Section 1.409A-3(b) permitting issuance of such restricted stock units on the earlier of the respective schedules set forth in the applicable Grant Agreements, as amended, and a separation from service following a Change of Control under this Agreement) be issued within 53 days after the Date of Termination.  For purposes of this Agreement, the term performance based deferred stock unit or performance based restricted stock unit shall mean deferred or restricted stock units, as applicable, awarded to Executive pursuant to a grant agreement specifying that the actual number of stock units to ultimately be awarded at the end of the performance period is contingent upon specified criteria related to EDS' performance; and

(f) the Target Award of any performance based deferred stock units (as defined in the applicable award agreement(s)) and all other deferred stock units awarded to Executive that remain unvested on the date of the Change of Control shall immediately vest and shall immediately be freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law or pursuant to the terms of any applicable deferral plan), and the distribution of such deferred stock units shall be determined pursuant to the applicable deferral plan and the specific provisions of each individual deferred stock unit agreement.

(2) If, on the Date of Termination, Executive is a Specified Employee (as such term is defined and determined under the terms of the EDS Benefit Restoration Plan or successor plan(s)):

_________________

[1] It is expressly acknowledged and agreed that the term "performance based restricted stock units" referenced in Section 4(a)(1)(e) above includes any performance based restricted stock units previously awarded to Executive pursuant to an agreement containing language indicating that an "existing change of control agreement" shall have no force or effect on such stock units.  Indeed, it is further acknowledged and agreed that any language contained in existing performance restricted stock unit award agreements between the parties indicating that an "existing change of control agreement" shall have no force or effect on such stock units is null and void and of no further force or effect.  It is further acknowledged that, if Executive is subject to this Agreement at the time of a Change of Control, this Agreement will govern with respect to determining the effect of a Change of Control on any such performance based restricted stock units.

(a) subject to subparagraph (c) below and Executive's execution of a Separation Agreement within 45 days after the Date of Termination that becomes effective and binding, any cash payment required to be paid to Executive pursuant to Sections 4(A)(1)(b) and (c) of this Agreement will, instead of being paid to Executive, be paid by the Company to the EDS Rabbi Trust for Specified Employees (the "Trust") for the benefit of Executive on the eighth day after Executive signs the Separation Agreement and invested in the trustee's Evergreen Institutional Money Market Fund (or a substantially equivalent money market mutual fund).  Such lump sum payment to the Trust, together with any earnings on such payment while being held by the Trust, will be distributed by the trustee to Executive (less applicable deductions and withholdings) on the first business day after the six month anniversary of the Date of Termination;

(b) subject to subparagraph (c) below and Executive's execution of a Separation Agreement within 45 days after the Date of Termination that becomes effective and binding, in exchange for each and every restricted stock unit and performance restricted stock unit subject to Sections 4(A)(1)(d) and (e) above, a lump sum in cash, in an amount equal to (x) the closing price of a share of common stock of the Company as reported on the New York Stock Exchange on the last trading day immediately prior to the Date of Termination plus (y) any dividend payments on a share of common stock of the Company where the record date for such dividends is on or after the Date of Termination but before the date of payment contemplated by this subparagraph (b), will be paid by the Company to the Trust for the benefit of the Grantee on the eighth day after Executive signs the separation agreement contemplated by subparagraph 2(a) above, and invested in the trustee's Evergreen Institutional Money Market Fund (or a substantially equivalent money market mutual fund).  Such lump sum payment to the Trust, together with any earnings on such payment while being held by the Trust, will be distributed by the trustee to Executive (less applicable deductions and withholdings) on the first business day after the six month anniversary of the Date of Termination; and

(c) notwithstanding anything in this Section 4(A)(2) to the contrary, none of the amounts described in subparagraphs (a) or (b) above shall be paid into the Trust but instead such amounts shall be paid by the Company to the Executive (less applicable deductions and withholdings) on the first business day after the six month anniversary of the Date of Termination if Executive is an "applicable covered employee" (as such term is defined in Code Section 409A(b)(3)(D)) on the Date of Termination, and if (x) on the Date of Termination the EDS Retirement Plan or any successor plan is in "at-risk"

status (as such term is defined in Code Section 430(i)), (y) on the Date of Termination the Company is a debtor in a case under Title 11 of the United States Code or similar Federal or State law or (z) the Date of Termination falls in the twelve month period beginning on the date which is six months prior to the date of termination of the EDS Retirement Plan or any successor plan where, as of the date of such termination, the plan is not sufficient for benefit liabilities (within the meaning of Section 4041 of the Employee Retirement Income Security Act of 1974, as amended).  In addition, none of the amounts described in subparagraphs (a) or (b) above shall be paid into the Trust if such payment would violate the restriction under Code Section 409A(b)(2), but instead such amounts shall be paid by EDS to Executive (less applicable deductions and withholdings) on the first business day after the six month anniversary of the Date of Termination.

(B)  If Executive's employment is involuntarily terminated for Cause during the Protected Period, the Company shall provide to Executive his/her accrued, but unpaid base salary through the Date of Termination, less all applicable deductions, and shall have no other severance and/or separation obligations to Executive pursuant to the terms of this Agreement.  If Executive voluntarily terminates his/her employment during the Protected Period other than for Good Reason, the Company shall pay his/her accrued, but unpaid base salary through the Date of Termination, less all applicable deductions, and shall have no other severance and/or separation obligations to Executive pursuant to the terms of this Agreement.  If Executive's employment is terminated due to Executive's death or Disability during the Protected Period, the Company shall provide to Executive his/her accrued, but unpaid base salary through the Date of Termination, less all applicable deductions, and, with respect to any deferred stock units, restricted stock units or stock options awarded to Executive, the disposition of such awards upon termination of employment due to death or Disability shall be determined pursuant to the specific provisions of each individual award agreement; otherwise, the Company shall have no other severance and/or separation obligations to Executive pursuant to the terms of this Agreement.

(C)  Notwithstanding any provision in this Agreement to the contrary, this Agreement and the form Separation Agreement in Exhibit A will be interpreted and applied so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

5.  Exclusivity of Benefits.

If Executive receives pay or benefits pursuant to this Agreement, Executive understands and acknowledges he/she shall not be eligible to receive any additional pay or benefits pursuant to his/her Executive Severance benefit Agreement or any other form of severance and/or separation pay or benefits from the Company, except as may otherwise expressly and specifically be provided for pursuant to the terms of a subsequently entered into agreement between the Company and Executive.  Further, if Executive receives pay or benefits pursuant to this Agreement, Executive understands and acknowledges the compensation, benefits and other consideration provided hereunder shall constitute his/her sole and exclusive rights to any payments or benefits from EDS, and Executive shall receive no consideration or benefits other than those expressly granted herein, except for benefits to which he/she may be entitled, if any: (i) under any EDS plan qualified under Section 401(a) of the Internal Revenue Code, including the EDS Retirement Plan and EDS 401(k) Plan, and COBRA benefits pursuant to Internal Revenue Code Section 4980B; (ii) under the EDS Benefit Restoration Plan or EDS Supplemental Executive Retirement Plan ("SERP"); (iii) under the EDS Executive Deferral Plan; (iv) pursuant to any indemnification agreements between Executive and EDS; or (v) under any applicable directors and officers or other liability insurance policies.

6. Certain Additional Payments by the Company.

(A) If any Payment is subject to an Excise Tax, then the Company shall pay the Executive a Gross-Up Payment (regardless of whether the Executive's employment has terminated). Any such 409A Excise Tax Gross-Up Payment shall be paid within five days after the date the Company receives notice that the Internal Revenue Service has determined such Payment is subject to a 409A Excise Tax (including a copy of such determination), but no later than the date Executive is required to remit such Excise Tax to the Internal Revenue Service.  Notwithstanding the foregoing, if the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then the Company shall not pay the Executive a Code Section 4999 Excise Tax Gross-Up Payment, and the Payments due under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount; provided, that if even after all Payments due hereunder are reduced to zero, the Parachute Value of all Payments would still exceed the Safe Harbor Amount, then no reduction of any Payments shall be made. The reduction of the Payments due hereunder, if applicable, shall be made by first reducing the payments under Section 4(A)(1)(b), (c), (d) and/or (e), in that order.

(B) All determinations required to be made under this Section 6 with respect to the Excise Tax imposed by Code Section 4999, including whether and when a Code Section 4999 Excise Tax Gross-Up Payment is required and the amount of such Gross-Up Payment, and whether any Payments are to be reduced pursuant to the second sentence of Section 6(A), shall be made by the Accounting Firm, and shall be binding upon the Company and the Executive, except to the extent the Internal Revenue Service or a court of competent jurisdiction makes an inconsistent final and binding determination. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after receiving notice from the Executive that there has been a Payment or such earlier time as may be requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Code Section 4999 Excise Tax Gross-Up Payment that becomes due pursuant to this Section 6 shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination, or, if later, at least 20 business days before the Executive is obligated to pay the related Excise Tax. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"). In the event the Accounting Firm determines that there has been an Underpayment or the Executive is required to make a payment of any Code Section 4999 Excise Tax as a result of a claim described in Section 6(C), then the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive within five days of the receipt of the Accounting Firm's determination of the amount of the Underpayment.

(C) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(1)  give the Company any information reasonably requested by the Company relating to such claim,

(2)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3)  cooperate with the Company in good faith in order effectively to contest such claim, and

(4)  permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an After-Tax basis, for any Excise Tax or Taxes imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(C), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the Taxes claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall, within five days after the date Executive notifies the Company of the claim (including providing a copy of the claim) but no later than the date the payment of taxes with respect to such claim is due, advance the amount of such payment to the Executive, on an interest-free basis, and indemnify and hold the Executive harmless, on an After-Tax basis, from any Excise Tax or Taxes imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the relevant statute of limitations is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(D) If, at any time after receiving a Gross-Up Payment or an advance pursuant to Section 6(C), the Executive receives any refund of the associated Excise Tax, the Executive shall (subject to the Company's having complied with the requirements of Section 6(C), if applicable) promptly pay to the Company the amount of such refund, together with any interest paid or credited thereon net of all Taxes applicable thereto. If, after the Executive receives an advance pursuant to Section 6(C), a determination is made that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of any Gross-Up Payment owed to the Executive shall be reduced (but not below zero) by the amount of such advance.

(E) Notwithstanding any other provision of this Section 6, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

(F) Any other liability for unpaid or unwithheld Excise Taxes, other than those described above, is borne exclusively by the Company, in accordance with Code Section 3403.  The assumption of such liability by the Company shall not in any manner relieve the Company of any of its obligations under Section 6 of the Agreement.

(G) Notwithstanding anything in this Section 6 to the contrary, unless an earlier payment date is specified above, the Company shall, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v), pay Executive (or in the case of costs and expenses payable under Section 6(C)(4), pay on the Executive's behalf) all amounts to which the Executive is entitled under this Section 6 no later than the end of the second calendar year following the calendar year in which the Excise Tax or Tax is remitted to the Internal Revenue Service (or in the case of costs and expenses payable under Section 6(C)(4) where it is determined that no Excise Tax or Tax is owed by the Executive, no later than the end of the second calendar year following the calendar year in which there is a final and non-appealable settlement or other resolution of the contest).

7. Successors.

(A) This Agreement is personal to Executive and shall not be assignable by Executive other than by will or the laws of descent and distribution.

(B) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 7(C), without the prior written consent of Executive, this Agreement shall not be assignable by the Company.

(C) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8. Miscellaneous.

(A) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified other than by a written agreement that is specifically identified as an amendment of this Agreement and executed by the Executive and the Chief Executive Officer of the Company.

(B) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Charles S. Feld

[address]

If to the Company:

Telecommunications Number:  (972) 605-1926
5400 Legacy Drive H3-1A-58
        Plano, Texas 75024
                       Attention:  Michael E. Paolucci
                                        Vice President, Global Compensation & Benefits

                       With a copy to:

                       Telecommunications Number (972) 605-0791
                       5400 Legacy Drive H3-3A-05
                       Plano, Texas 75024
                       Attention:  Nick Linn
                                        Vice President, Labor & Employment

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

(C) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(D) The Company may withhold from any amounts payable under this Agreement such Taxes as shall be required to be withheld pursuant to any applicable law or regulation.

9. Certain Definitions.

The following terms shall have the meanings set forth below for purposes of this Agreement.

"Accounting Firm" means any law firm or the certified public accounting firm among those regularly consulted by the Company during the twelve-month period prior to the date of the Change of Control.

"After-Tax" means after taking into account all applicable Taxes and Excise Tax.

"Board" has the meaning set forth in the second paragraph of this Agreement.

"Cause" means Executive has (a) been convicted of, or pleaded guilty to, a felony involving theft or moral turpitude; (b) willfully and materially failed to follow EDS' lawful and appropriate policies, directives or orders applicable to employees holding comparable positions, which failure results in significant harm to EDS (recognizing Executive shall not be obligated to follow policies, directives or orders that are unethical or would require Executive to violate his/her duties and/or obligations to EDS, their Board of Directors, or their shareholders); (c) willfully and intentionally destroyed or stolen EDS property or falsified EDS documents; (d) willfully and materially violated the EDS Code of Business Conduct, which violation results in significant harm to EDS or (e) engaged in conduct that constitutes willful gross neglect with respect to employment duties, which conduct results in significant harm to EDS.  For purposes of the definition of Cause, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive intentionally, in bad faith and without reasonable belief that the Executive's action or omission was in the best interest of EDS.

"Change of Control" means, in accordance with Treasury Regulation Section 1.409A-3(i)(5), the happening of any of the events described in sub-sections (i) through (iv) below:

(i)

any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than 50% of either the total fair market value or total voting power of the stock of the Company; or

(ii)

any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or

(iii)	a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iv)

any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to 40% or more than of all of the assets of the Company immediately prior to such acquisition or acquisitions.

"Code" means the Internal Revenue Code of 1986, as amended.

"Date of Termination" means, in accordance with Treasury Regulation Section 1.409A-1(h)(1), the date on which Executive's employment terminates such that EDS anticipates no further services will be performed by Executive for EDS (or any services are reduced by 80% or more as provided by Treasury Regulation Section 1.409A-1(h)(1)(ii)).

"Disability" means the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness or injury that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excise Tax" means the excise taxes imposed by Section 4999 and/or 409A of the Code, together with any interest or penalties imposed with respect to such excise taxes.

"Good Reason" means: (i) reducing Executive's base salary or annual target bonus (as a percentage of base salary), excluding an inadvertent error not made in bad faith and which is remedied promptly by the Company after receipt of notice thereof by Executive; (ii) requiring Executive to be based at any office or location that is more than fifty (50) miles from Executive's principal work location immediately preceding the date of the Change of Control, unless Executive is on international assignment on the date of the Change of Control and is relocated as a result of Executive's being repatriated pursuant to the terms of Executive's international assignment agreement as in effect before the date of the Change of Control; or (iii) reducing Executive's title, position, authority, duties or responsibilities in a manner inconsistent with Executive's role immediately preceding the Change of Control (including, for example, if, following a Change of Control that results from a Business Combination, the chief financial officer (CFO) of the Company prior to such Change of Control is not placed in the position of CFO of the acquiring or successor entity, but is instead placed in a divisional or subsidiary CFO role, that would constitute "Good Reason"), excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof by Executive.

"Gross-Up Payment" means an amount such that, after payment by the Executive of all Taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, (i) any income and FICA taxes (and any interest and penalties imposed with respect thereto) and (ii) Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in either the state and locality of the Executive's place of employment at the time of the Change in Control or in the state and locality of residence at the time or times of payment, as applicable, net of the maximum reduction in federal income taxes that could be obtained from the deduction of the state and local taxes.

"Parachute Value" of a Payment means the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

"Payment" means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

"Person" means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

"Protected Period" has the meaning set forth in the first sentence of Section 2.

"Safe Harbor Amount" means 2.99 times the Executive's "base amount," within the meaning of Section 280G(b)(3) of the Code.

"Subsidiary" of an entity means any corporation, partnership, joint venture, limited liability company, or other entity or enterprise of which the first entity owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors, or of comparable equity participation and voting power.

"Taxes" means all federal, state, local and foreign income, excise, social security and other taxes, other than the Excise Tax, and any associated interest and penalties.

"Term of this Agreement" means the period beginning on the date of this Agreement and ending on December 31, 2010.

"Underpayment" has the meaning set forth in Section 6(B).

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf.

EXECUTIVE:                                                     EDS:

/S/ CHARLES S. FELD                                      /S/ RONALD A. RITTENMEYER
Charles S. Feld                                                    By:        Ronald A. Rittenmeyer
President and Chief Executive Officer

Dated:  September 17, 2007                                Dated:  September 24, 2007

Exhibit A

FORM OF SEPARATION AGREEMENT

AGREEMENT BETWEEN
ELECTRONIC DATA SYSTEMS CORPORATION
AND
CHARLES S. FELD

This Agreement between EDS (hereinafter defined), and Charles S. Feld ("Executive") is entered into effective as of the Effective Date (hereinafter defined).

I.  RECITALS

1.            Executive has been employed as an executive of EDS and in such capacity has had access to and has obtained trade secrets, and highly confidential business, technological, customer, and strategic information, as well as business and other proprietary information relating to the internal affairs of EDS.

2.            Pursuant to the terms of this Agreement, Executive will receive substantial compensation and other benefits that otherwise would not be available to him/her.

3.            It is the desire of both parties that Executive's separation be amicable.

4.            As set forth below, EDS is providing the Executive benefits of substantial value under this Agreement, and Executive agrees to be strictly bound by the terms hereof.

THEREFORE, in order to set forth the terms, conditions and covenants upon which the parties have agreed, EDS and Executive agree as follows:

II.  CERTAIN DEFINITIONS

1.            "EDS" shall mean Electronic Data Systems Corporation, a Delaware corporation, all its direct and indirect subsidiaries, all its affiliated entities, and all its successors and assigns, and the employees, agents, attorneys, officers and directors of each of them.

2.            "EDS Information" shall mean all business information, technological information, intellectual property, trade secrets, customer and other confidential information belonging to EDS or relating to EDS' internal affairs, or information relating to its business, technology and customers which is not readily available to the general public.

3.            The term "Participate" shall mean lending one's name to, acting as a consultant or advisor to, being retained or employed by, or acquiring any direct or indirect interest in any business or enterprise, whether as a stockholder, partner, officer, director, employee or otherwise (other than by ownership of less than five percent of the stock of a publicly‑held corporation).

4.            The term "Effective Date" shall be the date seven days after Executive signs this Agreement on the signature page below.

III.  TERMS

1.     Resignation.  Effective as of the close of business on _______ __, 20__ (the "Date of Separation"), Executive shall resign from all positions held by him/her at EDS (including without limitation any positions as an officer and/or director), and from all positions he/she holds on behalf of EDS (e.g., external board memberships).

2.     Non‑Competition and Other Conduct.  Executive acknowledges and agrees that under the terms and the provisions of this Agreement, and in consideration for compliance with the terms, conditions and covenants hereunder, he/she will receive benefits from EDS that would not otherwise be available to him/her, and that such benefits are substantial and material.  Executive further acknowledges and agrees that in the course of his/her employment with EDS he/she has been entrusted with, and been privy to, sensitive, privileged and confidential EDS Information, and as an executive of EDS has participated in the legal affairs, management, strategic planning and development of the business and services of EDS, the analysis of the needs and requirements of EDS' customers, and other similar matters that, if discussed, communicated, or disclosed to third parties or used in competition with EDS, would be highly detrimental to EDS.  In addition, Executive has been entrusted with, and has obtained, other EDS Information.  Accordingly, Executive agrees to the following provisions and covenants:

               2.1          Non‑Competition.  For six (6) months following Executive's resignation from EDS he/she will not (without EDS' express written waiver), directly or indirectly, engage in the following conduct wherever EDS is marketing or providing its services or products:

a. Participate in any activity as or for a competitor of EDS, which is the same or similar to the activities in which Executive was involved at EDS;

b. Hire, attempt to hire or assist any other person or entity in hiring or attempting to hire an employee of EDS, or any person who was an EDS employee within the preceding six‑month period;

c. Solicit, in competition with EDS, the business of any EDS customer or any entity whose business EDS was actively soliciting during the preceding six-month period;

d. Consult with or accept employment with any existing or prospective customer, contractor, alliance partner or venture partner of EDS with respect to any matters or transactions in which EDS has an economic or financial interest (for purposes of this Subsection 2.1d., prospective customer, contractor, alliance partner or venture partner means any person or entity to or with which EDS is proposing or negotiating any business relationship);

e.  Participate voluntarily with any person or entity that is involved in a potential or existing business or legal dispute with EDS, including but not limited to litigation, except as may be required by law.

With regard to the prohibitions contained in Subsections 2.1 of Section III of this Agreement, EDS agrees it shall exercise good faith in considering Executive's requests for written waivers, and EDS agrees its decisions in that regard shall be reasonable and based on rational business concerns and/or judgment.  In the event Executive wishes to request a waiver of any provision of this Subsection 2.1, he/she shall do so in writing addressed to the General Counsel of EDS.

               2.2          Other Conduct.  Executive will not discuss, disclose, communicate, or use for any purpose any EDS Information.  (By way of example and not by way of limitation, absent written approval from EDS, Executive shall not publish any books or articles related to his/her employment at EDS and shall not grant interviews and/or make appearances related to his/her employment at EDS).  Executive also agrees that absent written approval by EDS, he/she shall make no public statements nor publish in any form any information related to his/her separation and/or pending separation from EDS.  Executive further agrees he/she will not commit any act or make any statement that is, or could reasonably be interpreted as, detrimental to the business, reputation, or good will of EDS, including disparaging or embarrassing EDS or its officers, directors, agents, attorneys and other personnel, or discussing the internal or private business affairs of EDS with any third parties.  However, Subsection 2.2 shall not prohibit Executive from communicating to third parties general information about his/her duties and responsibilities while employed by EDS, general information about EDS that is readily available to the general public, and general information about the positions he/she held while employed by EDS.  No later than ________ __, 20__, Executive shall return to EDS all EDS property and equipment, and, any and all documents (including all electronic material and duplicate copies) and other tangible items of or containing EDS Information which are in Executive's possession, custody or control, or which come into his/her possession, custody, or control after the Effective Date of this Agreement. EDS and Executive acknowledge that nothing in this Agreement shall preclude Executive from providing truthful testimony if mandated by subpoena or court order to do so, or from cooperating fully with any request from a governmental agency.

               2.3          Remedies.  If the scope of any provision contained in this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be reformed and/or modified to exclude the unenforceable language, and enforced as reformed or modified to the maximum extent permitted by law, in any proceedings brought to enforce such provision.  Subject to the provisions of the foregoing sentence, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall be deemed not to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.  Executive understands and agrees that EDS would be irreparably damaged in the event that the provisions of Subsection 2 of Section III of this Agreement are violated, and agrees that EDS shall be entitled (in addition to any other remedy to which it may be entitled, at law or in equity) to an injunction or injunctions to redress breaches of this Agreement and to specifically enforce the terms and provisions hereof.  Executive shall be responsible for reimbursing EDS for the costs and attorneys' fees associated with litigation pursuant to Subsection 2 of Section III of this Agreement, provided EDS substantially prevails in such litigation.

3.      Cooperation.  Executive covenants and agrees that from and after the Effective Date, he/she will cooperate fully with EDS, its officers, employees, agents, affiliates and attorneys in the defense or prosecution of any lawsuit, dispute, investigation or other legal proceedings or any preparation for any such disputes or proceedings that may be anticipated or threatened ("Proceedings").  Executive further covenants and agrees that he/she will cooperate fully with EDS, its officers, employees, agents, affiliates and attorneys on any other matter ("Matters") related to EDS business during the period of Executive's employment with EDS.  Executive also covenants and agrees that he/she will cooperate fully with EDS, its officers, employees, agents, affiliates and attorneys in responding to any form of media inquiry or in making any form of public comment related to his/her employment at EDS, including, but not limited to, his/her separation from EDS.

Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings/Matters as shall from time to time be requested by EDS, and shall be within the knowledge of Executive.  Such cooperation shall be provided by Executive without remuneration, but Executive shall be entitled to reimbursement for all reasonable and appropriate expenses incurred by him/her in so cooperating, including (by way of example and not by way of limitation) airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings/Matters outside of the city of Executive's residence.  In the event Executive is made aware of any issue or matter related to EDS, is asked by a third party to provide information regarding EDS, or is called other than by EDS as a witness to testify in any matter related to EDS, Executive will notify EDS immediately in order to give EDS a reasonable opportunity to respond and/or participate in such Proceeding/Matter.

4.      Compensation, Benefits and Other Consideration to be Received by Executive.  Following the Effective Date of this Agreement and subject to Executive's ongoing compliance with the terms, conditions, and covenants in this Agreement, Executive shall be entitled to the following compensation, benefits and other consideration to be paid or conveyed pursuant to the terms, conditions and covenants in this Agreement, as set forth below:

[If Executive is not a Specified Employee on the Date of Separation.]

a. Through _________ __, 20__, Executive shall continue to receive his/her current annual base salary of $________ per year, less all applicable deductions;

b. No later than ________ __, 20__ (or as soon as practicable after the Effective Date of this Agreement, whichever is later), EDS agrees to provide Executive with a payment in the gross lump sum amount of $______, which is equivalent to the sum of 2.99 times Executive's final annual base salary ($_______) and 2.99 times Executive's annual performance bonus target (__ % of base salary) for 20__, less all applicable deductions;

c.  On the Effective Date of this Agreement, and excluding any deferred stock units as well as any performance based restricted stock units, all restricted stock units and/or stock options awarded to Executive that were unvested on the Date of Separation shall vest and be issued, and shall be freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law), and with respect to all stock options that vest pursuant to this subparagraph 4(c) other than those stock options awarded to Executive on January 9, 2004, as part of the acquisition of The Feld Group, Inc., the period during which Executive may exercise such options shall be extended through the earlier of (i) one (1) year from the Date of Separation, (ii) the latest expiration date of the original applicable stock option award or (iii) the tenth anniversary of the original date of grant of the applicable stock option award.  With respect to those stock options awarded to Executive as part of the acquisition of The Feld Group, Inc., the period during which Executive may exercise such options shall be extended through the earlier of (i) the latest expiration date of the original applicable stock option award (as may be subsequently amended) or (ii) the tenth anniversary of the original date of grant of the applicable stock option award;

d.  With respect to any performance based restricted stock units awarded to Executive that were unvested on the Date of Separation, the Target Award of such grants (as defined in the applicable award agreement(s)) shall immediately vest and be issued on the Effective Date of this Agreement, and shall immediately be freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law).  Therefore, Executive will vest in ______[list applicable award amounts that may vest as a result of a termination following a Change of Control]; and

e.  [If applicable]  The Target Award of any performance based deferred stock units (as defined in the applicable award agreement(s)) and all other deferred stock units awarded to Executive that were unvested on the Date of Separation shall immediately vest as of the Effective Date of this Agreement, and shall immediately be freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law or pursuant to the terms of any applicable deferral plan), and the distribution of such deferred stock units shall be determined pursuant to the specific provisions of each individual deferred stock unit agreement and/or the EDS Executive Deferral Plan (as applicable).

[If Executive is a Specified Employee on the Date of Separation.]

a. Through _________ __, 20__, Executive shall continue to receive his/her current annual base salary of $________ per year, less all applicable deductions;

b. No later than ________ __, 20__, EDS agrees to pay the following amounts into the EDS Rabbi Trust for Specified Employees (the "Trust"), for the benefit of Executive and invested in the trustee's Evergreen Institutional Money Market Fund (or a substantially equivalent money market mutual fund), and such lump sum payment to the Trust, together with any earnings on such funds while being held by the Trust, will be distributed by the trustee to Executive (less applicable deductions and withholdings) on the first business day after the six month anniversary of the Date of Separation:

(i)   a payment in the gross lump sum amount of $______, which is equivalent to the sum of 2.99 times Executive's final annual base salary ($_______) and 2.99 times Executive's annual performance bonus target (__ % of base salary) for 20__; and

(ii)  in exchange for each and every Performance RSU that makes up the Target Award of the performance restricted stock unit agreements between EDS and Executive dated [LIST], and restricted stock unit granted to Executive pursuant to agreements between EDS and Executive dated [LIST], a lump sum amount in cash in an amount equal to the sum of (x) closing price of a share of common stock of the Company as reported on the New York Stock Exchange on the last trading day immediately prior to the Date of Separation plus (y) any dividend payments on a share of common stock of the Company where the record date for such dividends is on or after the Date of Separation but before [the date of payment indicated by this subparagraph (b)];

c.  As of the Effective Date of this Agreement, all stock options awarded to Executive that were unvested on the Date of Separation shall immediately vest and be issued, and shall immediately be freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law), and with respect to all stock options that vest pursuant to this subparagraph 4(c) other than those stock options awarded to Executive on January 9, 2004, as part of the acquisition of The Feld Group, Inc., the period during which Executive may exercise such options shall be extended through the earlier of (i) one (1) year from the Date of Separation, (ii) the latest expiration date of the original applicable stock option award or (iii) the tenth anniversary of the original date of grant of the applicable stock option award.  With respect to those stock options awarded to Executive as part of the acquisition of The Feld Group, Inc., the period during which Executive may exercise such options shall be extended through the earlier of (i) the latest expiration date of the original applicable stock option award (as may be subsequently amended) or (ii) the tenth anniversary of the original date of grant of the applicable stock option award; and

d.  [If applicable]  The Target Award of any performance based deferred stock units (as defined in the applicable award agreement(s)) and all other deferred stock units awarded to Executive that were unvested on the Date of Separation] shall immediately vest as of the Effective Date of this Agreement and shall immediately be freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law or pursuant to the terms of any applicable deferral plan), and the distribution of such deferred stock units shall be determined pursuant to the specific provisions of each individual deferred stock unit agreement and/or the EDS Executive Deferral Plan (as applicable).

The foregoing compensation, benefits and other consideration to be received by Executive constitute his/her sole and exclusive rights to any payments or benefits from EDS, and Executive shall receive no consideration or benefits other than those expressly granted herein, except for benefits to which he/she may be entitled, if any: (i) under any EDS plan qualified under Section 401(a) of the Internal Revenue Code, including the EDS Retirement Plan and EDS 401(k) Plan, and COBRA benefits pursuant to Internal Revenue Code Section 4980B; (ii) under the EDS Benefit Restoration Plan or EDS Supplemental Executive Retirement Plan ("SERP"); (iii) under the EDS Executive Deferral Plan; (iv) pursuant to any indemnification agreements between Executive and EDS; (v) under any applicable directors and officers or other liability insurance policies; or (vi) pursuant to Section 6 of Executive's Change of Control Employment Agreement.

5.       Complete Release.  Executive agrees to release EDS from all claims or demands Executive may have against EDS, including, but not limited to, any claims related to Executive's employment with EDS or separation from that employment and any claims for attorney's fees and costs.  This Agreement includes, without limitation, a release of any rights or claims Executive may have for monetary or other personal relief under the Age Discrimination in Employment Act, as amended, which prohibits age discrimination in employment (other than a claim challenging the validity of the waiver of claims under the Age Discrimination in Employment Act); Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans with Disabilities Act, as amended, which prohibits discrimination against individuals with disabilities; the Fair Labor Standards Act, as amended, which regulates matters regarding compensation; the Family and Medical Leave Act, as amended, which regulates matters regarding certain types of leaves; or any other federal, state or local laws or regulations that in any way relate to the employment of individuals and/or prohibit employment discrimination of any form.  This Agreement also includes, without limitation, a release by Executive of any related or unrelated wrongful discharge claims, contractual claims, tort claims or any other actions.  This Agreement covers both claims that Executive knows about and those he/she may not know about.

Executive expressly waives any right to assert after signing this Agreement that any claim, demand, obligation, or cause of action has through ignorance, oversight, or for any other reason, been omitted from the scope of Subsection 5 of Section III of this Agreement.  Executive further promises never to file a lawsuit, demand, action or otherwise assert any claims that are released in Subsection 5 of Section III of this Agreement (other than a claim filed solely for the purpose of challenging the validity of the waiver of claims under the Age Discrimination in Employment Act).

This Agreement does not include a release of (i) Executive's right, if any, to benefits Executive may be entitled to under any EDS plan qualified under Section 401(a) of the Internal Revenue Code, including the EDS Retirement Plan and EDS 401(k) Plan, and COBRA benefits pursuant to Internal Revenue Code Section 4980B, (ii) any rights or claims Executive may have under the Age Discrimination in Employment Act which arise after the date Executive signs this Agreement, (iii) any rights pursuant to this Agreement, (iv) Executive's right, if any, to benefits Executive may be entitled to under the EDS Benefit Restoration Plan or EDS Supplemental Executive Retirement Plan ("SERP"), (v) Executive's right, if any, to benefits Executive may be entitled to under the EDS Executive Deferral Plan, (vi) any rights pursuant to any indemnification agreements between Executive and EDS, (vii) Executive's right, if any, to benefits Executive may be entitled to under any applicable directors and officers or other liability insurance policies, or (viii) Executive's right, if any, to benefits pursuant to Section 6 of Executive's Change of Control Employment Agreement.

6.       Non-Admission of Liability.  By entering into this Agreement, EDS does not admit it has done anything wrong.

7.       Period for Review and Consideration of Agreement.  Executive understands he/she has been given a period of 21 days to review and consider this Agreement before signing it.  Executive further understands he/she may use as much of the 21 day period as he/she wishes prior to signing.

8.       Encouragement to Consult with Attorney.  Executive acknowledges he/she was advised in writing to consult with an attorney before signing this Agreement.

9.       Executive's Right to Revoke Agreement.  Executive may revoke this Agreement within seven days of signing it.  Revocation must be made by delivering a written notice of revocation to EDS.  For the revocation to be effective, written notice must be received by EDS no later than the close of business on the seventh day after Executive signs this Agreement.  If Executive revokes this Agreement, it shall not be effective or enforceable and Executive will not receive the benefits described in Subsection 4 of Section III or any other payments or benefits from EDS, except those to which he/she otherwise is entitled by law.

10.    Amendments.  This Agreement may not be modified or amended, and there shall be no waiver of its provisions, except by a written instrument executed by Executive and a corporate officer of EDS.

11.     Entire Agreement.  This Agreement, in conjunction with Executive's Offer Letter dated December 30, 2003, Executive's Indemnification Agreement, Executive's Severance Benefit Agreement, Section 6 of Executive's Change of Control Employment Agreement, all written agreements Executive enters into with EDS in connection with the EDS Executive Deferral Plan, as well as all written agreements Executive enters into with EDS in connection with the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation (and all prior or subsequent amendments), which agreements, if any, are incorporated herein by reference, constitute the entire agreement of the parties, and supersede and prevail over all other prior agreements, understandings or representations by or between the parties, whether oral or written, with respect to Executive's employment with EDS.  To the extent provisions in this Agreement directly conflict with provisions in the above-referenced agreements, the provisions in this Agreement shall control.

12.     Consequences of Executive's Breach.  Executive agrees that if he/she violates, or fails to respect, honor and comply in a material way with any term, condition or covenant herein, in addition to having its other legal and equitable remedies, EDS is discharged and released from its obligations under this Agreement, including, but not limited to, all obligations to provide any unpaid or unconveyed salary, payments, benefits, or other remuneration described in Subsection 4 of Section III of this Agreement; provided, however, if such violation or failure is not intentional, willful, or grossly negligent, is capable of being cured, and is cured to the reasonable satisfaction of EDS within thirty (30) days after EDS has provided written notice to Executive of such violation or failure, then EDS shall provide Executive any such unpaid or uncoveyed salary, payments, benefits or other remuneration after the failure or violation is so corrected or cured.  Executive also recognizes and agrees that if he/she does so violate any of the terms of this Agreement, this Agreement shall remain in full force and effect, including his/her release of all claims.

Additionally, if Executive breaks his/her promise in Subsection 5 of Section III of this Agreement and files a lawsuit or claim based on legal claims that have been released (other than a claim filed solely for the purpose of challenging the validity of the waiver of claims under the Age Discrimination in Employment Act), Executive will pay for all costs incurred by EDS, including its attorneys' fees, in defending against Executive's lawsuit and/or claims.  In addition, if Executive breaks his/her promise in Subsection 5 of Section III of this Agreement and files a lawsuit or claim based on legal claims that have been released (other than a claim filed solely for the purpose of challenging the validity of the waiver of claims under the Age Discrimination in Employment Act), he/she will pay as liquidated damages to EDS a sum of money equal to the gross consideration already provided to Executive pursuant to Subsection 4 of Section III of this Agreement, including, but not limited to, the monetary equivalent of all previously conveyed non-cash benefits.

In addition to the consequences described above, if Executive breaks, in a material way, any of the promises he/she made in Subsections 2.1, 2.2, 3, or 13 of Section III of this Agreement, Executive acknowledges the calculation of the harm done to EDS, and the resulting damages would be extremely difficult to determine.  Therefore, Executive agrees that in the event he/she breaks, in a material way, any of the promises he/she made in Subsections 2.1, 2.2, 3, or 13 of Section III of this Agreement, he/she will pay as liquidated damages to EDS a sum of money equal to the gross consideration already provided to Executive pursuant to Subsection 4 of Section III of this Agreement, including, but not limited to, the monetary equivalent of all previously conveyed non-cash benefits; provided, however, if such violation is not intentional, willful, or grossly negligent, is capable of being cured, and is cured to the reasonable satisfaction of EDS within thirty (30) days after EDS has provided written notice to Executive of such violation or failure, then Executive shall not be obligated to pay such liquidated damages.

13.     Confidentiality.  Executive and EDS agree the terms of this Agreement shall be kept strictly confidential, except as may be required by law, and, in the case of EDS, disclosure is permitted as necessary for business purposes.  Executive may disclose such information to individuals retained by him/her to provide advice/guidance on personal financial and/or legal matters, or as may be required by a financial institution for business reasons (but in all such instances only if Executive shall have first obtained from such individuals and/or institutions their written agreement to maintain the confidentiality of such information).

14.     Governing Law.  This Agreement and its enforceability shall be governed by and construed in accordance with the substantive law of the State of Texas.  Any dispute or conflict arising out of or relating to this Agreement, except for an action brought by EDS pursuant to Subsection 2 of Section III of this Agreement, must be brought in a court that has jurisdiction over matters in Collin County, Texas.  Furthermore, Executive agrees such court shall have personal jurisdiction over him/her and further agrees to waive any rights he/she may have to challenge the court's jurisdiction over him/her.

15.     Notices.  All notices and other communications hereunder shall be in writing and shall be given by telecopy or facsimile transmission at the telecommunications number set forth below, by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows and shall be effective upon receipt:

                               If to Executive:

Charles S. Feld
[address]

                               If to EDS:

                               Telecommunications Number:  (972) 605-1926
                               5400 Legacy Drive H3-1A-58
                               Plano, Texas 75024
                               Attention:  Michael E. Paolucci
                                               Vice President, Global Compensation & Benefits

                               With a copy to:

                               Telecommunications Number (972) 605-0791
                               5400 Legacy Drive H3-3A-05
                               Plano, Texas 75024
                               Attention:  Nick Linn
                                                Vice President, Labor & Employment

               EXECUTIVE ACKNOWLEDGES HE/SHE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

               PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

               IN WITNESS WHEREOF, the parties have executed this Agreement to be binding and enforceable on the Effective Date.

EXECUTIVE:                                                    EDS:

_________________________________          _____________________________________
Charles S. Feld                                                    By:           Ronald A. Rittenmeyer
President and Chief Executive Officer

Dated:  ________________                               Dated:    _________________

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